Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 116,521,288.43	0.0001381	$ 16,091.59
Fees Previously Paid
	Total Transaction Valuation:	$ 116,521,288.43
	Total Fees Due for Filing:			$ 16,091.59
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 16,091.59
Offering Note
[1]	(1) Title and aggregate number of securities to which transaction applies: As of February 26, 2026, the maximum aggregate number of the securities of FONAR Corporation (the "Registrant") to which this transaction applies is estimated to be 6,351,873, which consists of: (i) 5,924,234 shares of common stock, par value $0.0001 per share, of the Registrant ("Common Stock") issued and outstanding and entitled to receive the per share merger consideration of $19.00 per share of Common Stock, (ii) 146 shares of Class B common stock, par value $0.0001 per share, of the Registrant ("Class B Common Stock") entitled to receive the per share merger consideration of $19.00 per share of Class B Common Stock, (iii) 127,549 shares of Class C common stock, par value $0.0001 per share, of the Registrant ("Class C Common Stock") entitled to receive the per share merger consideration of $6.34 per share of Class C Common Stock, and (iv) 299,944 shares of Class A Non-voting preferred stock, par value $0.0001 per share, of the Registrant ("Class A Non-voting Preferred Stock") entitled to receive the per share merger consideration of $10.50 per share of Class A Non-voting Preferred Stock. (2) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (setting forth the amount on which the filing fee is calculated and how it was determined): Estimated solely for purposes of calculating the filing fee, as of February 26, 2026, the underlying value of the transaction was calculated based on the sum of: (1) the product of 5,924,234 shares of Common Stock and the per share merger consideration of $19.00; (2) the product of 146 shares of Class B Common Stock and the per share merger consideration of $19.00; (3) the product of 127,549 shares of Class C Common Stock and the per share merger consideration of $6.34; and (4) the product of 299,944 shares of Class A Non-voting Preferred Stock and the per share merger consideration of $10.50. (3) In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in footnote (2) above by 0.00013810.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A